Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of October 7, 2016, by and between EnviroStar, Inc., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.       LINE OF CREDIT.

(a)       Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 10, 2021, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower’s working capital requirements as well as approved acquisitions pursuant to the terms of this Agreement. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by that certain Revolving Line of Credit Note dated as of even date herewith (as the same may be amended modified from time to time, the "Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)       Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the lesser of (i) $15,000,000, or (ii) the amount available as calculated under the Asset Coverage Ratio (as defined herein).

SECTION 1.2.       TERM LOAN.

(a)       Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Five Million Dollars ($5,000,000.00) ("Term Loan"), the proceeds of which shall be used to finance the acquisition of substantially all of the assets of Western State Design, LLC. Borrower's obligation to repay the Term Loan shall be evidenced by that certain Term Note dated as of even date herewith (as the same may be amended or modified from time to time, the "Term Note"), all terms of which are incorporated herein by this reference.

(b)       Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)       Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

SECTION 1.3.       INTEREST/FEES.

(a)       Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in the Line of Credit Note and the Term Note, as applicable.

(b)       Computation and Payment. Interest shall be computed on the basis set forth in the Line of Credit Note and the Term Note, as applicable, and interest shall be payable at the times and place set forth in the Line of Credit Note and the Term Note, as applicable.

(c)       Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $37,500 and a non-refundable commitment fee for the Term Loan equal to $25,000, which fees shall be due and payable in full on the date of this Agreement.

SECTION 1.4.       COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower’s deposit account number ______________ with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5.       COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in all business assets of Borrower, Western State Design, Inc., a Delaware corporation (“Western”), Steiner-Atlantic Corp., a Florida corporation (“Steiner”), and DryClean USA License Corp., a Florida corporation (“Dryclean”; and together with Western and Steiner, individually and/or collectively, the “Guarantor”) pursuant to that certain Security Agreement dated as of even date herewith from Borrower and Guarantor in favor of Bank (as the same may be amended or modified from time to time, the “Security Agreement”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank promptly upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all out-of-pocket costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6.       GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by Guarantor, as evidenced by and subject to the terms of those certain Continuing Guaranty agreements dated as of even date herewith from each Guarantor in favor of Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.       LEGAL STATUS. Borrower is: (a) a corporation, duly organized and existing and in good standing under the laws of Delaware and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, “Sanctions”).

SECTION 2.2.       AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 2.3.       NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation applicable to Borrower’s business, the violation of which could have a material adverse effect on Borrower’s business, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.       LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.       CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated June 30, 2016, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.       NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.       PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.       ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.       OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.       ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.       CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)       Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)       Field Exam. Bank shall have completed and approved a field exam (each, a “Field Exam”) prior to the closing of the Line of Credit and the Term Loan satisfactory to Bank, which Field Exam shall be at Borrower’s expense. The initial Field Exam, and any other Field Exams required during the term of the Line of Credit, shall be capped at $12,500 each. Additional Field Exams may be conducted at any time during the term of the Line of Credit; provided, however, Borrower shall be liable for the expense of Field Exams as follows: (i) if an Event of Default has occurred, (ii) once per year upon Bank’s request (with such field exam not to occur prior to January 1, 2018), and (iii) if required by governmental regulators or similar officials.

(c)       Review of Due Diligence and Contracts. Bank shall have completed satisfactory review of due diligence required by Bank including, without limitation, (i) the Borrower’s due diligence, relating to the pending acquisition of Western State Design, LLC, and (ii) Borrower’s two largest contracts outlined on their most recent backlog report.

(d)       Loan Documents. Borrower shall have executed, or caused to be executed by any Guarantor or other party required hereby, and delivered to Bank, any and all promissory notes, contracts, instruments and other documents, including without limitation a comprehensive loan agreement, required by Bank to evidence Bank's extension of credit pursuant to the terms and conditions of this letter, all of which shall be in form and substance satisfactory to Bank and shall include, in addition to the terms and conditions of this letter, customary representations, warranties, conditions, covenants, events of default and other provisions.

(e)       Financial Condition. Since June 30, 2016, there shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any of its wholly-owned subsidiaries (each, a “Subsidiary”), nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Subsidiary or each Guarantor. As a condition to execution of this Agreement, Borrower shall demonstrate pro forma compliance with the financial covenants contained in Section 4.9 (c) and (d) hereof and shall provide Bank with any such documentation as Bank may reasonably request evidencing such compliance.

(f)       Insurance. Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where reasonably required by Bank, with lender loss payable endorsements in favor of Bank. Bank acknowledges that such evidence delivered by Borrower prior to the date of this Agreement is satisfactory to Bank.

SECTION 3.2.       CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)       Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)       Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.       PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and within three (3) days following demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.       ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.       FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

a)	Within 10 days of the acquisition of any new entity, Borrower shall provide Bank with a report detailing the newly acquired entities and any other supporting documentation regarding such entities as Bank may reasonably request. In connection therewith, Borrower shall cause any such new entities to execute and deliver a guaranty agreement and provide any such information as Bank may reasonably request pursuant to its then current underwriting standards.
b)	Within 90 days of each fiscal year end, Borrower shall deliver to Bank an audited financial statement of Borrower, prepared by a CPA reasonably acceptable to Bank including a balance sheet, income statement and cash flow statement, all in form acceptable to Bank.
c)	Within 45 days of each fiscal quarter end, Borrower shall deliver to Bank a company-prepared financial statement of Borrower, including a balance sheet, income statement and cash flow statement, all in form acceptable to Bank.
d)	Within 45 days of each fiscal quarter end, Borrower shall deliver to Bank an accounts receivable aging report, work in process report, backlog report, inventory report, and accounts payable aging report, all in form acceptable to Bank.
e)	Within 30 days of each fiscal year end, Borrower shall deliver to Bank an annual financial projection/budget to the Bank in form acceptable to Bank.
f)	Concurrent with the delivery of the financial statements required herein, Borrower shall deliver a covenant compliance certificate in the form attached as Exhibit A hereto, which certificate shall be certified as true and correct by person with appropriate Borrower authority (a “Compliance Certificate”).

SECTION 4.4.       COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business applicable to Borrower’s business, the violation of which could have a material adverse effect on Borrower’s business. In addition to the foregoing, Borrower shall comply with the requirements of all laws, regulations and orders relating to (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 4.5.       INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, with all such insurance carried in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.       FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.       TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.       LITIGATION. Promptly give notice in writing to Bank of any litigation in excess of $500,000.00 pending or threatened against Borrower.

SECTION 4.9       FINANCIAL COVENANTS. During the term of the Loan, Borrower shall comply with the following financial covenants, which shall be tested quarterly commencing with the quarter ending December 31, 2016 and calculated on a rolling, four quarters basis:

a)        FIXED CHARGE COVERAGE RATIO (FCCR). Borrower shall maintain a minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.00. For purposes of this Agreement, “Fixed Charge Coverage Ratio” shall be defined as: (I) the sum of net profit after tax, depreciation, amortization, interest expense (including any interest permitted to be paid on shareholder debt) and net distributions less unfinanced capital expenditures, plus (i) any stock compensation expense provided there is no present or future cash impact from such stock compensation expense and (ii) one-time fees, costs and expenses related to the acquisition of Western State Design, LLC, as well as commercially reasonable, one-time fees, costs and expenses related to future acquisitions, approved by Bank, in accordance with the terms of this Agreement and the other Loan Documents, divided by (II) the sum of interest expense, the current portion of long term debt (including any principal payments permitted to be paid on shareholder debt), and capital lease payments.

This financial covenant shall be tested quarterly commencing with the quarter ending December 31, 2016 and calculated on a rolling, four quarters basis; provided, however, that the calculations for the testing periods for the quarters ending December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, shall be calculated by combining the financial statements of Borrower and Western State Design, LLC (with add-backs to Western State Design, LLC’s financial statements to be adjusted by Borrower to give effect to Bank approved transaction expenses incurred by Western State Design, LLC in connection with its acquisition by Borrower), for the applicable rolling four quarter period, and shall include current portion of long term debt in an amount equal to current portion of long term debt as shown on Borrower’s quarterly financial statement.

b)       ASSET COVERAGE RATIO. Borrower shall maintain a minimum Asset Coverage Ratio of not less than 1.00 to 1.00, which shall be tested quarterly; provided, however, if utilization under the Line of Credit exceeds 65% of the maximum commitment available under the Line of Credit for any quarter, the Asset Coverage Ratio will be tested monthly thereafter; provided, however, if Borrower’s utilization under the Line of Credit is less than 65% of the maximum commitment available under the Line of Credit for three (3) consecutive fiscal months during such monthly testing, the Asset Coverage Ratio will be tested quarterly thereafter so long as Borrower remains in compliance with this utilization requirement as set forth in this Section 4.9(b). For purposes of this Agreement, “Asset Coverage Ratio” shall be defined as: the ratio of (a) the sum of (i) ninety percent (90%) of Eligible Government Account Receivables, plus (ii) eighty-five percent (85%) of Eligible Commercial Accounts Receivables, less the Credit Memo Refresh Lag Reserve, plus (iii) the sum of (A) up to fifty percent (50%) of Eligible Equipment Inventory less the Slow Moving Equipment Inventory Reserve, plus (B) up to thirty percent (30%) of Eligible Parts Inventory less the Slow Moving Parts Inventory Reserve, divided by (C) the outstanding principal balance of the Line of Credit. The foregoing advance rates may be adjusted by Bank from time to time based on the results of any Field Exam or inventory appraisal(s) required herein or conducted by Bank, provided further, that the Credit Memo Lag Reserve may be reduced or eliminated from the calculation of the Asset Coverage Ratio if Bank receives evidence satisfactory to Bank in Bank’s reasonable discretion that such reserve is not required. For purposes of calculating the Asset Coverage Ratio upon the acquisition of Western State Design, LLC, such ratio shall be determined by a Compliance Certificate provided by Borrower prior to the closing of the acquisition of Western State Design, LLC, so long as the closing of the Line of Credit occurs within three (3) business days from the closing of such acquisition.

“Eligible Government Accounts Receivable” shall mean trade accounts created in the ordinary course of Borrower's business with any state or municipal government or the United States government or any political subdivision thereof, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority (provided, however, that with respect to trade accounts with the United States government, Notices of Assignment of Account shall not be required to be executed by the government contract party until the occurrence and after the continuance of an Event of Default), and shall not include:

(i)       any account that has been outstanding more than (A) 90 days past due, or (B) 120 days from the invoice date, whichever is less;

(ii)       that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)       any account which represents an obligation of an account debtor that is legally organized in or has its headquarters in a foreign country;

(iv)       any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(v)       that portion of any account, which represents interim or progress billings, retention rights or billings in excess of costs on the part of the account debtor (it being understood that installment billings for which no condition exists to prevent the receivable from being paid by the account debtor shall not be excluded);

(vi)       any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(vii)       that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds (a) twenty-five percent (25%) of Borrower's total accounts, or (b) as to any individual contract with the United States Department of Veterans Affairs, thirty-five percent (35%) of Borrower’s total accounts; individual contracts of a government account debtor shall not be aggregated with other contracts of the same government account debtor for purposes of this calculation; and

(viii)       any account deemed ineligible by Bank when Bank, in its commercially reasonable discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

“Eligible Commercial Accounts Receivable” shall mean trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)       any account that has been outstanding more than (A) 90 days past due, or (B) 120 days from the invoice date, whichever is less;

(ii)       that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)       any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof;

(iv)       any account which represents an obligation of an account debtor that is legally organized in or has its headquarters in a foreign country;

(v)       any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)       that portion of any account, which represents interim or progress billings, retention rights or billings in excess of costs on the part of the account debtor (it being understood that installment billings for which no condition exists to prevent the receivable from being paid by the account debtor shall not be excluded);

(vii)       any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(viii)       that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts; provided, however, individual franchisors of an account debtor shall not be aggregated with other franchisors of an account debtor; and

(ix)       any account deemed ineligible by Bank when Bank, in its commercially reasonable discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

“Eligible Equipment Inventory” shall mean all equipment inventory owned by Borrower, valued at the lower of cost or market in accordance with generally accepted accounting principles in which Bank has a perfected security interest of first priority, and shall not include:

(i)       inventory that is in-transit (excluding inventory titled in the name of Borrower with clear title and fully insured naming Bank as loss payee); located at any warehouse (provided that on or before November 30, 2016, Borrower shall obtain warehouseman’s agreements from third-party warehousemen in form and substance satisfactory to the Bank, and that until November 30, 2016, such inventory located at such warehouses shall not be ineligible), job site or other premises not approved by Bank; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Bank;

(ii)       supplies, parts or sample inventory, tooling inventory, customer supplied inventory, or customized or customer specific inventory not supported by a valid purchase order;

(iii)       work-in-process inventory;

(iv)       inventory that is damaged, defective, or not currently saleable in the ordinary course of Borrower’s business, or is past its expiration date, or the amount of such inventory that has been reduced by shrinkage;

(v)       inventory that Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the inventory;

(vi)       inventory manufactured or held for resale by Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit Bank to exercise its rights and remedies against such inventory;

(vii)       inventory that is subject to a security interest or lien in favor of any third party; and

(viii)       equipment inventory otherwise deemed ineligible by Bank in its commercially reasonable discretion.

“Eligible Parts Inventory” shall mean all parts inventory owned by Borrower, valued at the lower of cost or market in accordance with generally accepted accounting principles in which Bank has a perfected security interest of first priority, and shall not include:

(i)       In transit inventory and rolling stock parts inventory in company-owned vehicles (excluding the following types of inventory titled in the name of Borrower with clear title and fully insured naming Bank as loss payee: (a) in-transit inventory; and (b) rolling stock parts inventory in company-owned vehicles);

(ii)       inventory located at any warehouse (provided that on or before November 30, 2016, Borrower shall obtain warehouseman’s agreements from third-party warehousemen in form and substance satisfactory to the Bank and that until November 30, 2016, such inventory located at such warehouses shall not be ineligible), job site or other premises not approved by Bank; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Bank;

(iii)       work-in-process inventory;

(iv)       inventory that is damaged, defective, or not currently saleable in the ordinary course of Borrower’s business, or is past its expiration date, or the amount of such inventory that has been reduced by shrinkage;

(v)       inventory that Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the inventory;

(vi)       inventory manufactured or held for resale by Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit Bank to exercise its rights and remedies against such inventory;

(vii)       inventory that is subject to a security interest or lien in favor of any third party; and

(viii)       parts inventory otherwise deemed ineligible by Bank in its sole commercially reasonable discretion.

The calculation of Asset Coverage Ratio shall include all Eligible Government Accounts Receivable, Eligible Commercial Accounts Receivable, Eligible Equipment Inventory and Eligible Parts Inventory of Borrower and Guarantor on an aggregate basis. Eligible Equipment Inventory and Eligible Parts Inventory shall be calculated without duplication.

“Credit Memo Refresh Lag Reserve” means an amount equal to $141,000.00.

“Slow Moving Equipment Inventory Reserve” shall mean five percent (5%) of the cost basis of all equipment inventory owned by Borrower.

“Slow Moving Parts Inventory Reserve” shall mean five percent (5%) of the cost basis of all parts inventory owned by Borrower.

c)       SENIOR LEVERAGE RATIO. Borrower shall maintain a Senior Leverage Ratio of not more than 2.50 to 1.00. For purposes of this Agreement, “Senior Leverage Ratio” shall be defined as: (I) Total Funded Senior Secured Debt divided by (II) earnings before interest, taxes, depreciation and amortization (EBITDA). The calculation of EBITDA shall exclude certain non-cash items, limited to stock compensation expense (provided there is no present or future cash impact from such stock compensation expense), gain/loss from the sale of fixed assets and temporary non-cash items relating to swap obligations. The calculation of EBITDA shall also exclude one-time fees, costs and expenses related to the acquisition of Western State Design, LLC, as well as commercially reasonable, one-time fees, costs and expenses related to future acquisitions, approved by Bank, in accordance with the terms of this Agreement and the other Loan Documents. Funded Senior Secured Debt shall be defined as the outstanding principal balance of the Term Loan and the Line of Credit.

This financial covenant shall be tested quarterly commencing with the quarter ending December 31, 2016 and calculated on a rolling, four quarters basis; provided, however, that the calculations for the testing periods for the quarters ending December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, shall be calculated by combining the financial statements of Borrower and Western State Design, LLC (with add-backs to Western State Design, LLC’s financial statements to be adjusted by Borrower to give effect to Bank approved transaction expenses incurred by Western State Design, LLC in connection with its acquisition by Borrower), for the applicable rolling four quarter period and shall include Total Funded Senior Secured Debt ’s per the Borrower’s quarterly financial statement.

d)       TOTAL LEVERAGE RATIO. Borrower shall maintain a Total Leverage Ratio of not more than 3.50 to 1.00. For purposes of this Agreement, “Total Leverage Ratio” shall be defined as: (I) Total Funded Senior Secured Debt plus Subordinated Shareholder Debt divided by (II) earnings before interest, taxes, depreciation and amortization (EBITDA). Total Funded Senior Secured Debt plus Subordinated Debt shall be defined as the outstanding principal balance of all the Term Loan and the Line of Credit plus the outstanding principal balance of any Subordinated Debt. The calculation of EBITDA shall not include non-cash expenses limited to stock compensation expense (provided there is no present or future cash impact from such stock compensation expense), gain/loss from the sale of fixed assets and temporary non-cash items relating to swap obligations. The calculation of EBITDA shall also exclude one-time fees, costs and expenses related to the acquisition of Western State Design, LLC, as well as commercially reasonable, one-time fees, costs and expenses related to future acquisitions, approved by Bank, in accordance with the terms of this Agreement and the other Loan Documents. All Shareholder Debt must be fully subordinated to all obligations under the Term Loan and the Line of Credit.

This financial covenant shall be tested quarterly commencing with the quarter ending December 31, 2016 and calculated on a rolling, four quarters basis; provided, however, that the calculations for the testing periods for the quarters ending December 31, 2016, March 31, 2017,

June 30, 2017 and September 30, 2017, shall be calculated by combining the financial statements of Borrower and Western State Design, LLC (with add-backs to Western State Design, LLC’s financial statements to be adjusted by Borrower to give effect to Bank approved transaction expenses incurred by Western State Design, LLC in connection with its acquisition by Borrower), for the applicable rolling four quarter period and shall include Total Funded Senior Secured Debt and Total Subordinated Debt per the Borrower’s quarterly financial statement.

e)        PROFITABILITY. At all times during the term of the Term Loan and the Line of Credit, Net Earnings (as defined in Borrower’s 10K or 10Q statements) shall not be less than $0.00; provided, however, for purposes of calculating profitability, such calculation shall exclude one-time fees, costs and expenses related to the acquisition of Western State Design, LLC, and such other reasonable one-time fees, costs and expenses related to other acquisitions approved by Bank in accordance with the terms of this Agreement and the other Loan Documents.

f)       DISTRIBUTIONS. Beginning with distributions relating to fiscal year 2017 net income, distributions shall be limited to a maximum of 35% of Net Income and, in any event, prohibited during the continuance of an Event of Default. The calculation of Net Income shall exclude one-time fees, costs and expenses related to the acquisition of Western State Design, LLC, and shall exclude commercially reasonable one-time fees, costs and expenses approved by Bank, related to other acquisitions approved by Bank in accordance with the terms of this Agreement and the other Loan Documents. All distributions made on account of the 2016 calendar year attributable to 2016 net income shall not exceed those attributable to 2015 fiscal year net income.

g)       FUTURE ACQUISITIONS. Mergers, acquisitions, purchases or other consolidations of other entities shall be limited to the total purchase price of not greater than $5,000,000 in the aggregate in any calendar year without Bank prior approval. If Bank approval is required, such approval shall not be unreasonably withheld or delayed; provided, however, that whether or not such approval shall be required, prior to such acquisition and/or prior to any borrowing for any such acquisition, the Borrower shall demonstrate pro forma compliance with all loan covenants.

h)       STOCK COMPENSATION EXPENSE. Borrower shall not pay more than $1,000,000.00 annually in stock compensation expense which has or will have a cash impact on the Borrower.

SECTION 4.10.       NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

SECTION 4.11       PRIMARY DEPOSIT RELATIONSHIP. Bank shall be the primary depository and treasury management service provider of Borrower and its Subsidiaries.

SECTION 4.12       ASSIGNMENT OF GOVERNMENT ACCOUNTS. Within ten (10) days after closing, Borrower shall deliver to Bank “Notice of Assignment of Accounts”

instruments in a form that can be executed by Bank and a government contract party for each government contract party in contract with Borrower or Guarantor as of the date of this Agreement. Following the occurrence and during the continuance of an Event of Default, Bank may require Borrower to use commercially reasonable efforts to assist in the assignment to Bank of any account which represents an obligation of the United States government or any political subdivision thereof pursuant to the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, or other similar laws, and obtain within 120 days of request thereof by Bank executed “Notice of Assignment of Accounts” instruments in form acceptable to Bank from each government contract party under a contract. In the event Borrower is unable to obtain a Notice of Assignment of Account within such 120-day period, such account shall not be an Eligible Government Accounts Receivable until such executed Notice of Assignment of Account is delivered to Bank. So long as no Event of Default has occurred and is continuing, Borrower shall not be required to obtain executed Notice of Assignment of Accounts instruments and so long as such contracts otherwise satisfy the eligibility requirements set forth in this Agreement, such contracts of Western State Design, Inc., Borrower, Guarantor and/or their Subsidiaries will be considered Eligible Government Account Receivables for the calculation of the Asset Coverage Ratio notwithstanding Bank has not received such Notices of Assignment of Accounts.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.       USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing or otherwise funding any targets of Sanctions; or (b) providing financing or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanction.

SECTION 5.2.       CAPITAL EXPENDITURES. Make any additional investment in fixed assets of more than $650,000 in the aggregate in any fiscal year other than in connection with an acquisition, with such cap to be adjusted in connection with the consummation of future acquisitions, as such cap may be agreed between Bank and Borrower.

SECTION 5.3.       LEASE EXPENDITURES. Incur any operating lease expense for leases of real property used in connection with Borrower’s business in an amount not to exceed $750,000 in the aggregate.

SECTION 5.4.       OTHER INDEBTEDNESS. Except as permitted under Section 4.9(g) hereof, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.5.       MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Subject to the limitation contained in Section 4.9(g) herein, (i) acquire all or substantially all of the assets of another entity, or (ii) merge into or consolidate with any other entity where the Borrower is not the surviving entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

SECTION 5.6.       GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.7.       LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.8.       DIVIDENDS, DISTRIBUTIONS. Except as permitted under Section 4.9(f) hereof, declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding; provided however, that (a) Borrower may declare and make dividend payment or other distributions payable solely in the common stock or other common equity interests of such person; (b) Borrower may purchase, redeem or otherwise acquire its common stock with the proceeds received from the substantially concurrent issue of new common stock; (c) Borrower may make cashless repurchases of common stock of the Borrower deemed to occur upon the exercise of options, warrants or similar rights solely to the extent that shares of such stock represent a portion of the exercise price of such options, warrants or similar rights; (d) Borrower may make repurchases of stock of the Borrower deemed to occur upon the payment by the Borrower of employee tax liabilities arising from stock issued pursuant to stock option or other equity-based incentive plans or other benefit plans approved by the Borrower’s board of directors (or substantially equivalent governing body) for management or employees of the Borrower and its Subsidiaries; (e) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower; and (f) the Borrower and each Subsidiary may repurchase, retire or otherwise acquire the stock of the Borrower from directors, officers, employees or members of management consultants or independent contractors (or their estate, family members, spouse and/or former spouse) of the Borrower or any Subsidiary not in excess of $1,500,000 during each fiscal year of the Borrower if immediately before and after giving effect to such payment no Event of Default shall exist.

SECTION 5.9.       PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.       The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)       Borrower shall fail to pay within five (5) days when due (other than any failure to pay amounts when due on the respective maturity dates of the Line of Credit Note or the Term Note) when due any principal, interest, fees or other amounts payable under the Term Note, the Line of Credit Note or any of the Loan Documents.

(b)       Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made and such statement if correct would show a material adverse effect on Borrower’s business.

(c)       Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence, provided, however, that if the default cannot by its nature, be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period determined by Bank determined by Bank (which shall not in any case exceed an additional thirty (30) days) to attempt to cure such default, and within such additional period the failure to cure the default shall not be deemed an Event of Default.

(d)       Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any material contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any Subsidiary, general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, Subsidiary, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

(e)       Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)       The filing of a notice of judgment lien against Borrower or any Third Party Obligor in excess of $500,000.00; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in excess of $500,000.00 in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower or any Third Party Obligor in excess of $500,000.00; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not dismissed or stayed within sixty (60) days after the commencement thereof.

(g)       There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents and such condition could have a material adverse effect on the rights of Bank hereunder.

(h)       The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i)       Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but excluding any of Henry Nahmad, Michael Steiner, or any “group” controlled by either such individual) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the capital stock of the Borrower.

SECTION 6.2.       REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.        NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.       NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	EnviroStar, Inc.
290 NE 68th Street
Miami, Florida 33138

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
200 South Biscayne Boulevard, Annex Building
Miami, Florida 33131

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.       COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank promptly upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys' fees (to include outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys' fees shall not exceed the amount permitted by law. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys' fees of Bank, or the phrase "reasonable attorneys' fees" or a similar phrase is used, it shall be Borrower's obligation to pay the attorneys' fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute.

SECTION 7.4.       SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.       ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between

Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.       NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.       TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.       SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.       COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.10.       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.       BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.       RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon the occurrence and during the continuance of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13       CROSS-COLLATERIZATION/CROSS-DEFAULT. The obligations of Borrower under the Loan Documents with respect to the Line of Credit and all agreements executed in connection therewith and the obligations of Borrower under the Loan Documents with respect to the Term Loan and all agreements executed in connection therewith shall be cross-collateralized and cross-defaulted under this Agreement and to any and all other obligations owed by Borrower to the Bank under this Agreement or the other Loan Documents with respect to either the Line of Credit or the Term Loan.

SECTION 7.14.       ARBITRATION.

(a)       Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)       Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)       No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)       Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)       Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)       Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)       Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)       Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)       Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

ENVIROSTAR, INC., a Delaware corporation

By:	/s/ Henry M Nahmad
Name:	Henry Nahmad
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Amy L. Brown
Amy L. Brown, Senior Vice President

Exhibit A

Compliance Certificate

COVENANT COMPLIANCE CERTIFICATE (BORROWER)

Borrower Name: ENVIROSTAR, INC., a Delaware corporation

For the fiscal _________________________ ended ____________________

ATTACHED HERETO ARE CALCULATIONS EVIDENCING COMPLIANCE WITH THE FOLLOWING COVENANTS PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT:

COVENANT	ACTUAL
REQUIRED

FIXED CHARGE COVERAGE RATIO
(pursuant to Section 4.9(a) of the Credit Agreement)	______ to 1.00
1.25 to 1.00

	Compliance?	Yes
No

ASSET COVERAGE RATIO
(pursuant to Section 4.9(b) of the Credit Agreement)	______ to 1.00
1.00 to 1.00

	Compliance?	Yes
No

SENIOR LEVERAGE RATIO
(pursuant to Section 4.9(c) of the Credit Agreement)	______ to 1.00
2.50 to 1.00

	Compliance?	Yes
No

TOTAL LEVERAGE RATIO
(pursuant to Section 4.9(d) of the Credit Agreement)	______ to 1.00
3.50 to 1.00

	Compliance?	Yes
No

PROFITABILITY
(pursuant to Section 4.9(e) of the Credit Agreement)	___________	>
$0.00

	Compliance?	Yes
No

DISTRIBUTIONS
(pursuant to Section 4.9(f) of the Credit Agreement)	__________ (< 35% of Net
Income)

	Compliance?	Yes
No

ACQUISITIONS
(pursuant to Section 4.9(g) of the Credit Agreement)	_________
(<$5,000,000)

	Compliance?	Yes
No

STOCK COMPENSATION EXPENSE
(pursuant to Section 4.9(h) of the Credit Agreement)	_________
(<$1,000,000)

	Compliance?	Yes
No

NEGATIVE COVENANT COMPLIANCE	Compliance?	Yes
No

In accordance with the terms of the Credit Agreement dated as of October _____, 2016, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION and Borrower, I hereby certify that:

1.	I am a principal financial officer of Borrower;
2.	The enclosed financial calculations are prepared in form acceptable to Bank;
3.	No Event of Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such an Event of Default, has occurred; and
4.	Borrower is in compliance with the Financial Covenant(s) and Negative Covenants set forth in the Loan Documents, as demonstrated by the calculations contained in this certificate.

BORROWER:

ENVIROSTAR, INC., a Delaware corporation

By:______________________

Name:____________________

Title:_____________________